Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 28, 2018, relating to the consolidated financial statements of GW Pharmaceuticals plc and its subsidiaries (the “Company”) for the years ended September 30, 2017 and 2016, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE LLP

London, United Kingdom

January 18, 2019